Änderungsvereinbarung zum DIENSTVERTRAG vom 18./19. Dezember 2023	Addendum to the SERVICE AGREEMENT dated December 18/19, 2023

zwischen	between

der Immunic AG, Lochhamer Schlag 21, 82166 Gräfelfing	Immunic AG, Lochhamer Schlag 21, 82166 Gräfelfing

(im Folgenden: „Gesellschaft“)	(hereinafter: “Company”)

und	and

Herrn Dr. Daniel Vitt, Seidlhofstraße 18, 80639 München	Dr. Daniel Vitt, Seidlhofstraße 18, 80639 Munich

(im Folgenden: „Vorstandsmitglied“)	(hereinafter: “Board Member”)

Präambel	Preamble

Der Vorstand ist erstmalig mit Wirkung ab dem 01.01.2017 zum Mitglied des Vorstandes der Gesellschaft bestellt worden. Die letztmalige Bestellung zum Mitglied des Vorstandes hätte mit Ablauf des 31.12.2026 geendet. Am 18. Dezember 2024 legte der Vorstand jedoch mit Wirkung zum 1. Januar 2025 sein Amt nieder. Mit Beschluss des Aufsichtsrats vom 20 Dezember 2025 wurde der Vorstand mit Wirkung zum 1. Januar 2026 bis zum Ablauf des 31. Dezember 2026 erneut zum Vorstand bestellt.	The Board Member was appointed to the company's Board for the first time with effect from January 1, 2017. The last appointment as a member of the Board would have ended at the end of December 31, 2026. However, the Board Member resigned from his role as Board Member on December 18, 2024, with effect from January 1, 2025. By resolution of the Supervisory Board dated December 20, 2025, the Board Member was reappointed with effect from January 1, 2026 until the end of December 31, 2026.

Die dienstvertraglichen Beziehungen zwischen den Parteien werden durch den Dienstvertrag vom 29. September 2016 sowie diverser Änderungsvereinbarungen geregelt, zuletzt am 18./19. Dezember 2023 („Dienstvertrag“). Das Dienstverhältnis wurde mit Vereinbarung über die Suspendierung des Dienstvertrages vom 18. Dezember 2024 suspendiert.	The service agreement between the parties is governed by the service agreement dated September 29, 2016, and various amendment agreements, most recently on December 18/19, 2023 ("Service Agreement"). The service relationship was suspended with Agreement on the Suspension of the Service Agreement, dated December 18, 2024.

In der folgenden Änderungsvereinbarung sollen insbesondere Vergütung und Arbeitszeit des Vorstands angepasst sowie die Suspendierung des oben genannten Dienstvertrages aufgehoben werden. Der Vorstand soll ab dem 1. Januar 2026 50% seiner Arbeitsleistung bei der Gesellschaft und 50% bei der amerikanischen Gesellschaft, Immunic, Inc., ableisten. Dies vorausgeschickt, vereinbaren die Parteien folgende Änderungen zum vorbenannten Dienstvertrag. Diese Präambel ist integraler Bestandteil dieser Änderungsvereinbarung.

In particular, the remuneration and working hours of the Board Member are to be adjusted in the following addendum, and the suspension of the above-mentioned Service Agreement is to be lifted. From January 1, 2026, the Management Board member shall perform 50% of his work for the Company and 50% for the American company Immunic, Inc. Now, therefore the parties agree on the following amendments to the aforementioned Service Agreement. This preamble shall be an integral part of this Addendum.

I. Aufhebung der VEREINBARUNG über die SUSPENDIERUNG des DIENSTVERTRAGES	I. Termination of AGREEMENT on the SUSPENSION of the SERVICE AGREEMENT

Die Parteien sind sich einig, dass die am 18. Dezember 2024 zwischen den Parteien geschlossene Vereinbarung über die Suspendierung des Dienstvertrages zum Ende des 31. Dezember 2025 ersatzlos aufgehoben wird.

The parties agree that the Agreement on the suspension of the Service Agreement, concluded between the parties on December 18, 2024, shall be terminated without replacement at the end of December 31, 2025.
Der zwischen den Parteien am 18./19. Dezember 2023 geschlossene Dienstvertrag lebt zum Beginn des 1. Januar 2026, vorbehaltlich der in dieser Vereinbarung geregelten Änderungen, in seiner ursprünglichen Form wieder auf.	The Service Agreement concluded between the parties on December 18/19, 2023, shall be revived in its original form at the beginning of January 1, 2026, subject to the amendments set out in this agreement.

II. Änderung des § 2 Ziffer 1 des Dienstvertrages.	II. Amendment to Clause 2 (1) of the Service Agreement.
§ 2 Ziffer 1 des Dienstvertrages wird wie folgt geändert:	Clause 2 (1) of the Service Agreement is amended as follows:

Der Vorstand stellt seine Arbeitskraft zu 50% in den Dienst der Gesellschaft. Die übrigen 50% seiner Arbeitskraft stellt er in den Dienst der Immunic, Inc. In der Bestimmung seiner Tätigkeitszeiten ist der Vorstand im Rahmen der betrieblichen Erfordernisse frei.

The Board Member devotes 50% of his working capacity to the Company. The remaining 50% of his working capacity is devoted to Immunic, Inc. He shall be able to schedule his working hours, subject to business requirements.

III. Änderung des § 3 des Dienstvertrages.	III. Amendment to Clause 3 of the Service Agreement.

§ 3 Ziffer 1 a) und b) des Dienstvertrages werden wie folgt geändert:	Clause 3 (1) a) and b) of the Service Agreement are amended as follows:

1. Der Vorstand erhält für seine Tätigkeit bei der Gesellschaft	1. The Board Member receives for his activities

a) ein festes Jahresgehalt („Grundvergütung“) in Höhe von EUR 282.826,50 brutto, das in 12 gleichen Monatsraten jeweils nachträglich am Monatsletzten ausbezahlt wird. Sofern dieser Vertrag nicht während der Dauer eines gesamten Kalenderjahres besteht, wird das Jahresfestgehalt zeitanteilig gezahlt.	a) a fixed annual salary ("Basic Remuneration") in the amount of EUR 282,826.50 gross, paid in 12 equal monthly instalments at the end of each month. If this agreement does not exist for the duration of an entire calendar year, the fixed annual salary shall be paid pro rata temporis.

b) eine jährliche variable Vergütung, die bei 100-prozentigem Erreichen der festgelegten Jahresziele maximal EUR 155.786,50 brutto beträgt, also 55% der jährlichen Grundvergütung gemäß Ziffer a) zuvor. Die Einzelheiten, insbesondere zum Verfahren der Zielfestlegung, zur Feststellung zur Fälligkeit ergeben sich aus dem Rahmenvertrag zur Zielvereinbarung in seiner jeweils geltenden Fassung. Die Art der Ziele, der Voraussetzungen für ihre Erreichung und ihre Gewichtung zueinander werden für das jeweilige Geschäftsjahr in einer gesonderten Zielfestlegung niedergelegt.	b) an annual variable remuneration of up to EUR 155,786.50 gross if the defined annual targets are achieved 100 percent, i.e. 55 % of the annual basic remuneration in accordance with a) above. The details, in particular with regard to the procedure for setting targets, determining the achievement of targets and the due date, are set out in the Framework Agreement regarding the targets (Rahmenvertrag zur Zielvereinbarung) in its current version. The nature of the objectives, the conditions for their achievement and their weighting in relation to each other are laid down for each financial year in a separate target setting.

IV. Änderung des § 5 des Dienstvertrages.	IV. Amendment to Clause 5 of the Service Agreement.

§ 5 des Dienstvertrages wird wie folgt geändert:	Clause 5 of the Service Agreement is amended as follows:

1. Für den Vorstand ergibt sich durch diesen Dienstvertrag im Zusammenspiel mit dem Dienstvertrag mit der Immunic, Inc. ein Gesamturlaubsanspruch in Höhe von 30 Arbeitstagen. Arbeitstage sind alle Kalendertage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen am Sitz der Gesellschaft. Bei unterjährigem Beschäftigungsbeginn oder -ende wird der Jahresurlaub in diesem Kalenderjahr zeitanteilig gewährt.	1. This Service Agreement, in conjunction with the service agreement with Immunic, Inc., entitles the Board Member to a total annual vacation of 30 working days. Working days are all calendar days except Saturdays, Sundays and public holidays at the company's registered office. If employment begins or ends during the course of the year, annual vacation in this calendar year will be granted pro rata temporis.

2. Die Urlaubszeit ist unter Berücksichtigung der Geschäftslage mit den anderen Vorstandsmitgliedern abzustimmen.	2. The holiday period shall be coordinated with the other members of the Executive Board, taking into account the business situation.

V. Die übrigen Bestimmungen des Dienstvertrages behalten unverändert ihre Gültigkeit.	V. The other provisions of the Service Agreement remain unaffected.

VI. Die deutsche Fassung dieser Änderungsvereinbarung ist maßgeblich.	VI. The German version of this addendum shall be authoritative.

Gesellschaft / Company	Vorstandsmitglied / Board Member

Ort/ Place	Ort/ Place

Datum / Date	Datum / Date

/s/ Jörg Neermann	/s/ Daniel Vitt
Unterschrift / Signature:	Unterschrift / Signature:

Für die Gesellschaft, vertreten durch den	Vorstandsmitglied / Board Member
Aufsichtsrat, dieser vertreten durch den
Aufsichtsratsvorsitzender /
On behalf of the Company, represented by
the Supervisory Board, this represented by
the Chairman of the Supervisory Board